Exhibit 31.3

CERTIFICATIONS

I, C. Russell Trenary III, certify that:

1.I have reviewed this Amendment No. 1 on Form 10-K of Outlook Therapeutics, Inc. (the “registrant”); and

2.Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this Amendment No. 1.

3.[Intentionally omitted pursuant to SEC Division of Corporation Finance Compliance & Disclosure Interpretation Question 161.01]

4.[Intentionally omitted pursuant to SEC Division of Corporation Finance Compliance & Disclosure Interpretation Question 161.01]

5.[Intentionally omitted pursuant to SEC Division of Corporation Finance Compliance & Disclosure Interpretation Question 161.01]

Date: January 24, 2024

/s/ C. Russell Trenary III
C. Russell Trenary III
Chief Executive Officer
(Principal Executive Officer)